Exhibit 3.4

Execution Version

THE LIMITED LIABILITY COMPANY INTERESTS DESCRIBED IN THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS. ADDITIONAL RESTRICTIONS ON TRANSFER OF SUCH LIMITED LIABILITY COMPANY INTERESTS ARE SET FORTH IN THIS AGREEMENT.

LIMITED LIABILITY COMPANY AGREEMENT

OF

THIRD COAST MIDSTREAM, LLC

This Limited Liability Company Agreement of Third Coast Midstream, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of July 23, 2019, by Third Coast Midstream Holdings, LLC, a Delaware limited liability company, in its capacity as the sole and managing member of the Company (any Person serving in such capacity, the “Managing Member”).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company on July 23, 2019, when American Midstream Partners, LP, a predecessor of the Company (the “Partnership”), converted from a Delaware limited partnership to a limited liability company (the “Conversion”), pursuant to a Certificate of Conversion and a Certificate of Formation (the “Certificate”) filed with the Secretary of State of the State of Delaware on July 23, 2019, in accordance with the provisions of the Delaware Limited Liability Company Act (Title 6 of the Delaware Code, Section 18-101, et seq.) (and any successor statute, as amended from time to time, the “Act”);

WHEREAS, as of the date hereof and immediately prior to the effectiveness of this Agreement, Anchor Midstream Acquisition, LLC, a Delaware limited liability company and the sole limited partner of the Partnership, is merging with and into the Managing Member, with the Managing Member, formerly known as “American Midstream GP, LLC”, surviving the merger as “Third Coast Midstream Holdings, LLC” (the “Affiliate Merger”);

WHEREAS, pursuant to the Conversion, all of the issued and outstanding common units of the Partnership were converted into membership interests of the Company, and after giving effect to the Affiliate Merger, the Managing Member, who held all of the issued and outstanding common units of the Partnership, holds all of the membership interests of the Company and is the sole member of the Company; and

WHEREAS, the Managing Member desires to set forth herein its statements regarding the manner in which the Company shall be governed and operated.

NOW, THEREFORE, the undersigned, intending to be legally bound hereby, certifies and covenants the following:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters.

“Act” has the meaning set forth in the recitals of this Agreement.

“Affiliate Merger” has the meaning set forth in the recitals of this Agreement.

“Agreement” means this Limited Liability Company Agreement, as amended from time to time in accordance with its terms and the applicable provisions of the Act.

“Available Cash” means, with respect to any Quarter ending prior to the dissolution of the Company pursuant to Article IX:

(a) the sum of (i) all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the Managing Member so determines, all or any portion of additional cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter; less

(b) the amount of any cash reserves (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the Managing Member to (i) provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures and for anticipated future credit needs of the Company Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings or rate proceedings under applicable state law, if any) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Company Group is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 5.1 in respect of any one or more of the next four Quarters;

provided, however, that disbursements made by a member of the Company Group or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Managing Member so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the dissolution of the Company occurs pursuant to Article IX and any subsequent Quarter shall equal zero.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Group” means the Company and its Subsidiaries treated as a single consolidated entity.

“Covered Person” has the meaning set forth in Section 7.1.

“FERC” means the Federal Energy Regulatory Commission or successor to powers thereof.

“Liquidating Trustee ” means the Managing Member or such other Person appointed by the Managing Member to serve as the liquidating trustee of the Company.

“Managing Member” has the meaning set forth in the preamble of this Agreement.

“Member” means each of the Managing Member and any Person admitted as an additional or substitute member of the Company pursuant to this Agreement.

“Membership Interest” means the limited liability company interest in the Company having all rights and obligations (economic and otherwise) to which a holder thereof may be entitled pursuant to this Agreement and the Act.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, or other organization or entity, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity, or any government or agency or political subdivision thereof.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the first fiscal quarter of the Company after the date hereof, the portion of such fiscal quarter after the date hereof.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Units” has the meaning set forth in Section 4.3.

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to the Members made pursuant to a credit facility, commercial paper facility or other similar financing arrangements, provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months other than from additional Working Capital Borrowings.

1.2 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

1.3 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

1.4 Conflicts. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or any provision of the Certificate, the Act and the Certificate, in that order of priority, shall control.

ARTICLE II.

ORGANIZATIONAL MATTERS

2.1 Name. The name of the Company is “Third Coast Midstream, LLC”.

2.2 Principal Place of Business. The principal place of business of the Company shall be 2103 CityWest Blvd., Bldg. 4, Suite 800, Houston, Texas 77042, or such other place as the Managing Member may from time to time designate.

2.3 Registered Office and Registered Agent. The initial registered agent of the Company is The Corporation Trust Company, and the initial registered office of the Company shall be at 1209 Orange Street, Wilmington, Delaware 19801. The Managing Member may change the registered office and registered agent from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act.

2.4 Term. The term of the Company commenced upon the effectiveness of the Certificate with the Secretary of State of the State of Delaware, and shall continue indefinitely, unless earlier dissolved in accordance with Section 9.1.

2.5 Tax Status. Until such time that additional members are admitted to the Company in accordance with Section 4.2, the Managing Member intends that the Company shall be treated as a disregarded entity for all federal and state income tax purposes, rather than an association taxable as a corporation. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

ARTICLE III.

BUSINESS OF COMPANY

The business of the Company shall be to engage in any lawful act or activities for which limited liability companies may be formed pursuant to the Act and any lawful act or activity necessary, appropriate or advisable therefor or incidental thereto.

ARTICLE IV.

MEMBERS; CAPITAL

4.1 Managing Member. The name and address of the Managing Member is Third Coast Midstream Holdings, LLC, c/o ArcLight Capital Partners, LLC, 200 Clarendon Street, 55th Floor, Boston MA 02116. As of the date hereof, the Managing Member owns 100% of the Membership Interest, and there are no other Members.

4.2 Additional Members. One or more additional Members may be admitted to the Company with the consent of the Managing Member. Concurrently with the admission of any such additional Members to the Company, the Managing Member shall amend this Agreement to make such changes as the Managing Member shall determine to reflect the fact that the Company shall have such additional Members. Each additional Member shall execute and deliver a joinder or counterpart to this Agreement (as amended in accordance with the immediately preceding sentence), as necessary, appropriate or advisable.

4.3 Units. The Company shall have one class of units, which shall be uncertificated and denominated and referred to herein as “Units”. Each Unit shall (a) give the Member who is the owner thereof the right to receive distributions (liquidating or otherwise) in accordance with Section 5.1 and as otherwise specified herein and (b) give the Member who is the owner thereof the other rights with respect to such Unit as specified herein.

4.4 Issuances of New Units. From time to time after the date hereof, the Company is authorized to, and shall, accept additional capital contributions made with the consent of the Managing Member in exchange for the issuance of new Units. Exhibit A sets forth the Units owned by the Managing Member as of the date hereof and shall be revised by the Officers as necessary to reflect changes and adjustments resulting from the issuance, redemption or any transfer of Units made in accordance with the terms of this Agreement; provided, that a failure to reflect any such issuance, redemption or any transfer on Exhibit A shall not prevent any such issuance, redemption or any transfer from being effective.

4.5 Additional Capital Contributions. No Member shall be required to make any additional capital contribution to the Company in respect of the Units then held by such Member except to the extent any Member agrees in writing to fund additional capital contributions as requested by the Managing Member. Each Unit issued to a Member pursuant to this Section 4.5 will be duly authorized and validly issued in accordance with this Agreement and fully paid (to the extent required by this Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 18-607 of the Act). With the approval of the Managing Member, the Members may make capital contributions of property in lieu of cash. The amount of each such additional capital contribution shall be the fair market value of the contributed property as determined by the Managing Member or such other amount as shall be agreed by the Managing Member and the contributing Member. The provisions of this Section 4.5 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional capital contributions or to cause the Managing Member to consent to the making of additional capital contributions.

4.6 Withdrawal of the Managing Member. The Managing Member shall be entitled to voluntarily withdraw from the Company. Upon such withdrawal, if no other Member exists, then the Company shall dissolve in accordance with the provisions of Article IX.

ARTICLE V.

DISTRIBUTIONS

5.1 Distributions. Subject to this Section 5.1, within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be paid by the Company to the Members on a pro rata basis in accordance with their respective Membership Interests. Notwithstanding the foregoing, upon dissolution of the Company provided in Section 9.1, all cash received during or after such Quarter in which such dissolution occurs, other than from Working Capital Borrowings, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 9.3. Notwithstanding any other provision of this Agreement, all distributions required to be made under this Agreement or otherwise made by the Company shall be made subject to Sections 18-607 and 18-804 of the Act. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members if such distribution would violate the Act, any other applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Company Group is a party or by which it is bound or its assets are subject. The Managing Member may treat taxes paid by the Company on behalf of, or amounts withheld with respect to, any Member as a distribution of Available Cash to such Member.

ARTICLE VI.

MANAGEMENT

6.1 Management. The business and affairs of the Company shall be managed by the Managing Member. The Managing Member shall have complete authority, power and discretion to manage and control the business, affairs and assets of the Company, to make all decisions with respect thereto and to perform or undertake any and all other acts or activities necessary, appropriate or advisable for, or incidental to, the management or control of the business, affairs or assets of the Company, including delegating any of its authority to any Officer (as defined below) pursuant to and in accordance with Section 6.2, and to do any and all other acts and things necessary, appropriate or advisable to effectuate the purposes of this Agreement. The Managing Member shall be deemed a “manager” within the meaning of the Act. Any action taken by the Managing Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement.

6.2 Officers.

(a) The Managing Member may, from time to time, designate one or more officers to act for and on behalf of the Company with such authority as may be delegated to such officers by the Managing Member (each such designated individual, an “Officer”), each of whom shall serve as an Officer until his or her death, resignation, removal or disqualification or until his or her replacement is designated in accordance with clause (e) of this Section 6.2. The Officers may consist of a President, one or more Vice-Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and any other titles as may be designated by the Managing Member. Any number of offices may be held by the same individual.

(b) The initial Officers, and their respective titles, as of the date hereof, are set forth on Exhibit B. The Managing Member may appoint such additional Officers as may be necessary, appropriate or advisable for the business of the Company, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Agreement or as the Managing Member may from time to time determine.

(c) Any action taken by an Officer designated by the Managing Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. The Managing Member hereby authorizes Officers to bind the Company and enter into agreements for and on behalf of the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer designated in accordance with this Agreement and any written instrument executed by the Managing Member designating such Officer and/or delegating authority to such Officer.

(d) Any Officer may be removed at any time, with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation shall take effect upon receipt of such notice or at such later time as may be specified therein, and the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party.

(e) A vacancy in any office of the Company because of death, resignation, removal or disqualification or other cause shall be filled by the Managing Member.

6.3 Other Agents. Unless expressly authorized to do so by this Agreement or the Managing Member, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, including to pledge its credit or assume any liability or undertake any other obligation for any purpose.

6.4 No Exclusive Duty to Company. The Managing Member and each Officer shall not be required to tend to the business and affairs of the Company as such Person’s sole and exclusive function. The Managing Member and any Officer may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in investments or activities of the Managing Member or Officer or to the income or proceeds derived therefrom (unless such investments or activities are conducted in such Person’s capacity as a Member or manager of the Company or an Officer).

6.5 Bank Accounts. The Managing Member or any Officer may from time to time open bank accounts in the name of the Company.

6.6 Expenses.

(a) Except as provided in this Section 6.6 and elsewhere in this Agreement, the Managing Member shall not be compensated for its services as the managing member of the Company or a manager of any of the Company’s Subsidiaries.

(b) The Managing Member shall be reimbursed on a monthly basis, or such other basis as the Managing Member may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Company Group (including salary, bonus, incentive compensation, employment benefits and other amounts paid to any Person, including affiliates of the Managing Member to perform services for the Company Group or for the Managing Member in the discharge of its duties to the Company Group) and (ii) all other expenses allocable to the Company Group or otherwise incurred by the Managing Member in connection with operating the Company Group’s business (including expenses allocated to the Managing Member by its affiliates). The Managing Member shall determine the expenses that are allocable to the Managing Member or the Company Group. Reimbursements pursuant to this Section 6.6 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 7.4. Any allocation of expenses to the Company by affiliates of the Managing Member in a manner consistent with then-applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies) and past business practices shall be deemed to be fair and reasonable to the Company.

(c) The Managing Member may propose and adopt on behalf of the Company benefit plans, programs and practices (including plans, programs and practices involving the issuance of Membership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests or other economic interests in the Company or relating to Membership Interests), or cause the Company to issue Membership Interests or other securities in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the Managing Member or any of its affiliates in each case for the benefit of employees, officers and directors of the Managing Member or any of its affiliates, in respect of services performed, directly or indirectly, for the benefit of the Company Group. The Company agrees to issue and sell to the Managing Member or any of its affiliates any Membership Interests or other securities that the Managing Member or such affiliates are obligated to provide to any employees, officers and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the Managing Member in connection with any such plans, programs and practices (including the net cost to the Managing Member or such affiliates of Membership Interests or other securities purchased by the Managing Member or such affiliates, from the Company or otherwise, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 6.6(b). Any and all obligations of the Managing Member under any benefit plans, programs or practices adopted by the Managing Member as permitted by this Section 6.6(c) shall constitute obligations of the Managing Member hereunder and shall be assumed by any transferee of or successor to all of the Managing Member’s Membership Interest.

(d) The Managing Member and its affiliates may charge any member of the Company Group a management fee to the extent necessary to allow the Company Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Company Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

ARTICLE VII.

LIMITATIONS ON LIABILITY AND INDEMNITY

7.1 Limitation on Liability. To the fullest extent permitted by applicable law (including the Act), none of (a) the Managing Member (in each of its capacities as a Member and a manager of the Company), (b) any Person who is or was an affiliate of the Managing Member, (c) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any member of the Company Group or the Managing Member (including, for the avoidance of doubt, any Person serving in any such capacities prior to the date of this Agreement), (d) any Person who is or was serving at the request of the Managing Member or any affiliate of the Managing Member as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any member of the Company Group; provided that the foregoing shall not include any Person who provides, on a fee-for-services basis, trustee, fiduciary or custodial services, (e) any Person who controls the Managing Member or (f) any Person the Managing Member shall designate as a Covered Person for purposes of this Agreement (any such Person, a “Covered Person”) shall be liable in any way to the Company or the Managing Member for any act or omission taken or omitted pursuant to this Agreement or in good faith reliance on the provisions of this Agreement unless such act or omission was taken or omitted fraudulently or constituted gross negligence or willful misconduct.

7.2 Duties. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person, and each Member hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by each Member to replace such other duties and liabilities of such Covered Person. Without limiting the foregoing, whenever in this Agreement the Managing Member (in each of its capacities as a Member and a manager of the Company) is permitted or required to make a decision or determination, the Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person.

7.3 No Liability for Company Obligations. Except as otherwise required by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Managing Member (in each of its capacities as a Member and a manager of the Company) and each other Member shall have no personal liability for any such debts obligations, or liabilities of the Company solely by reason of being a Member or participating in the management of the Company.

7.4 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Covered Persons shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Covered Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Covered Person and acting (or refraining to act) in such capacity; provided, that the Covered Person shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Covered Person is seeking indemnification pursuant to this Agreement, the Covered Person acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Covered Person’s conduct was unlawful. Any indemnification pursuant to this Section 7.4 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Covered Person who is indemnified pursuant to Section 7.4(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Covered Person is seeking indemnification pursuant to this Section 7.4, the Covered Person is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Covered Person to repay such amount if it shall be ultimately determined that the Covered Person is not entitled to be indemnified as authorized by this Section 7.4.

(c) The indemnification provided by this Section 7.4 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, pursuant to any written approval of the Managing Member, as a matter of law, in equity or otherwise, both as to actions in the Covered Person’s capacity as a Covered Person and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person.

(d) The Company may purchase and maintain insurance, on behalf of the Covered Persons and such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Article VII, the Company shall be deemed to have requested a Covered Person to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on a Covered Person with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.4(a), and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) A Covered Person shall not be denied indemnification in whole or in part under this Section 7.4 because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 7.4 are for the benefit of the Covered Persons and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 7.4 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Covered Person to be indemnified by the Company, nor the obligations of the Company to indemnify any such Covered Person under and in accordance with the provisions of this Section 7.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.5 Priority. Each Covered Person may have certain rights to indemnification or advancement of expenses provided by or on behalf of the Managing Member or its affiliates (collectively, the “ Member Indemnitors”). Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by applicable law: (a) the Company shall be the indemnitor of first resort (i.e., the Company’s obligations to each Covered Person are primary and any obligation of the Member Indemnitors to provide indemnification or advancement of expenses for the same losses incurred by each Covered Person are secondary), (b) the Company shall advance the full amount of expenses incurred by each Covered Person and shall be liable for the full amount of losses to the extent legally permitted and as required by this Agreement, without regard to any rights each Covered Person may have against the Member Indemnitors, and (c) the Company and each Member irrevocably waive, relinquish and release the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything herein to the contrary, to the fullest extent permitted by applicable law, no advancement or payment by the Member Indemnitors for or on behalf of any Covered Person with respect to any claim for which such Covered Person has sought indemnification or advancement of expenses from the Company will affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company. The Member Indemnitors are express intended third party beneficiaries of the terms of this Section 7.5.

ARTICLE VIII.

TRANSFERABILITY

8.1 Transfers Generally. Any Member may transfer (including by sale, encumbrance, assignment or other disposition) all of its Membership Interest (or any portion thereof) only with the prior written consent of the Managing Member. A transferee of such Membership Interest (or such portion thereof) shall be admitted to the Company as a Member effective upon the later of (a) the due execution of a joinder or counterpart to this Agreement (as amended in accordance with Section 4.2) and (b) the transfer of such Membership Interest (or such portion thereof) to such transferee.

8.2 Transfer of the Managing Member’s Entire Membership Interest. Upon a transfer by the Managing Member of all (but not any portion) of its Membership Interest and following the admission of the transferee to the Company in accordance herewith, such transferring Managing Member shall cease to be the Managing Member, and the transferee shall become the Managing Member and have all rights and obligations of the Managing Member set forth herein.

ARTICLE IX.

DISSOLUTION AND TERMINATION

9.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a) pursuant to any requirement of the Act; or

(b) by the written statement of the Managing Member.

9.2 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by the Act.

9.3 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution of the Company, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company in an orderly manner (including the distribution of its assets to the Members) pursuant to the provisions of this Section 9.3 and the Act. The Managing Member shall act as the Liquidating Trustee, or, if the Managing Member is unable to act as Liquidating Trustee, the Managing Member shall appoint a Liquidating Trustee. The Liquidating Trustee shall have full authority to wind up the affairs of the Company and to make distributions as provided herein.

(b) Upon dissolution of the Company, the Liquidating Trustee shall either sell the assets of the Company at the best price available, or the Liquidating Trustee may distribute to the Members, on a pro rata basis in accordance with their respective Membership Interests, all or any portion of the Company’s assets in kind.

(c) All assets of the Company shall be applied and distributed by the Liquidating Trustee in the following order:

(i) first, to the creditors of the Company, to the extent otherwise permitted by applicable law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

(ii) second, to setting up the reserves that the Liquidating Trustee may deem reasonably necessary, appropriate or advisable for contingent or unforeseen liabilities or obligations of the Company; and

(iii) third, to the Members on a pro rata basis in accordance with their respective Membership Interests.

9.4 Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Managing Member or its designee shall file a duly executed certificate of cancellation with the Secretary of State of the State of Delaware in accordance with the Act.

ARTICLE X.

MISCELLANEOUS PROVISIONS

10.1 Application of Delaware Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

10.2 Amendments. Any amendment to this Agreement shall be made in a writing signed by the Managing Member.

10.3 Severability. If any provision of this Agreement or the application thereof to any circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by applicable law.

10.4 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Managing Member has executed this Agreement as of the date first written above.

THIRD COAST MIDSTREAM HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

[Signature Page to Limited Liability Company Agreement - Third Coast Midstream, LLC]

Exhibit A

Members; Units

Member	Units
Third Coast Midstream Holdings, LLC	80,266,451

Exhibit A to Limited Liability Company Agreement - Third Coast Midstream, LLC

Exhibit B

Officers

Name	Office
Matthew Rowland	President and Chief Executive Officer

Ryan Rupe	Senior Vice President and Chief Compliance Officer

Rene Casadaban	Senior Vice President and Chief Operating Officer

Louis Dorey	Senior Vice President - Business Development

Christopher Dial	Senior Vice President and General Counsel

Nadine Moustafa	Vice President and Associate General Counsel

Stephen Ciupak	Vice President - Finance

Karen Acree	Vice President and Chief Accounting Officer

Robert Gray III	Vice President - Commercial Services

Brian Nielson	Vice President - Operations

Dilshad Kasmani	Associate General Counsel and Assistant Corporate Secretary

Leisa Munoz	Assistant Corporate Secretary

Exhibit B to Limited Liability Company Agreement - Third Coast Midstream, LLC